Exhibit 99.1

News
Merrill Lynch & Co., Inc.

World Headquarters
4 World Financial Center New York, New York 10080

Release date: December 3, 2007

For information contact:
Media Relations:
Jessica Oppenheim (212) 449-2107

Investor Relations:
Sara Furber (866) 607-1234
MERRILL LYNCH NAMES NELSON CHAI AS
CHIEF FINANCIAL OFFICER
     NEW YORK, Dec. 3, 2007 — Merrill Lynch & Co., Inc. (NYSE: MER) today announced that Nelson Chai has been appointed executive vice president and chief financial officer of the company, effective December 10, 2007. Mr. Chai, 42, has been executive vice president and chief financial officer of NYSE Euronext (NYSE: NYX) and its predecessor company NYSE Group, Inc., since January 2006 and was chief financial officer of Archipelago Holdings from 2000 to 2005.
     “We are very pleased to have Nelson Chai join the senior management team of Merrill Lynch,” said John A. Thain, chairman and chief executive officer. “Nelson was a key advisor to me and the board of directors at NYSE. He played critical roles in the Euronext and Archipelago mergers and also has been instrumental in the development and execution of our international expansion and overall growth strategy, in addition to overseeing the finance-related operations at the company. I am very confident he will be a welcome and important contributor to our success at Merrill Lynch.”

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     Merrill Lynch said Mr. Chai succeeds Jeffrey N. Edwards, who has been the company’s chief financial officer since 2005. Mr. Edwards previously was head of investment banking for the Americas region, where he was responsible for the firm’s origination activities for corporate, financial and sovereign clients in the United States, Canada and Latin America. He joined Merrill Lynch in 1987. The company said Mr. Edwards will assume a new operating role at Merrill Lynch and that an announcement would be forthcoming shortly.
     “I am pleased that Jeff Edwards will continue to be part of the management team in a new role,” said Mr. Thain. “Jeff has been a key contributor to the building of our investment banking franchise and his 20 years of experience at Merrill Lynch make him a valued member of management here. I look forward to benefiting from that experience as we move forward.”
     Prior to joining Archipelago in June 2000, Mr. Chai was senior vice president of business development and a member of the executive committee of Dade Behring, Inc., a leading manufacturer of medical diagnostics products. Prior to joining Dade Behring in 1997 he served in senior positions at AlliedSignal and Philip Morris. Mr. Chai received a bachelor’s degree from the University of Pennsylvania and an M.B.A. from Harvard Business School. He is a board member of the U.S. Fund for UNICEF, the U.S.-India Business Council and the National Stock Exchange of India.
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 38 countries and territories and total client assets of approximately $1.8 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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